Exhibit 16.1

April 14, 2003

Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

I was previously the principal accountant for ICT Technologies, Inc. since my appointment on July 22, 2002. I did not report on the audit of the financial statements during my appointment. In a letter dated April 10, 2003, the Company notified me that the Audit Committee dismissed me as of April 7,2003.

I have read ICT Technologies, Inc.'s statements included under Item 4 of its Form 8-K dated April 14, 2003, and I agree with such statements with respect to accounting disagreements with management as to revenue recognition in the ICT Technologies, Inc's prepaid phone card business; and, also that I discussed audit scope with the Audit Committee in respect to performing a substantive audit in the face of certain weaknesses in the system of internal controls. This letter is an interim letter under Regulation S-K, item 304. I reserve the right to issue a more detailed letter after further review of any concerns regarding the disclosures in the aforementioned 8-K.

Very truly yours,


/s/ Edward R. Engels
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Edward R. Engels